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                                                                     EXHIBIT 1.2

                           Form of Lock-Up Agreement
                                 June   , 2004


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
CITIGROUP GLOBAL MARKETS INC.
BANC OF AMERICA SECURITIES LLC
LEGG MASON WOOD WALKER, INCORPORATED
RAYMOND JAMES & ASSOCIATES, INC.

as Representatives of the several Underwriters
c/o   Citigroup Global Markets Inc.
      388 Greenwich Street
      New York, New York 10013

      Re:   Proposed Public Offering by Lodgian, Inc.

Dear Sirs:

      Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Citigroup Global Markets Inc. ("Citigroup"), Banc of America Securities LLC, Legg Mason Wood Walker, Incorporated and Raymond James & Associates, Inc., as representatives of the underwriters (the "Underwriters") propose to enter into a Purchase Agreement (the "Purchase Agreement") with Lodgian, Inc., a Delaware corporation (the "Company"), providing for the public offering (the "Offering") of shares (the "Securities") of the Company's common stock, par value $0.01 per share (the "Common Stock"). In recognition of the benefit that the Offering will confer upon Merrill Lynch as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merrill Lynch agrees, with each Underwriter to be named in the Purchase Agreement that from the date hereof until the earlier of (1) 180 days after the date of effectiveness of the registration statement on Form S-1 filed by the Company with the United States Securities and Exchange Commission for the purpose of effectuating the Offering (the "Registration Statement"), (2) December 15, 2004, and (3) the termination of the Purchase Agreement (the "Lock-up Period"), Merrill Lynch will not, without the prior written consent of Citigroup, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of other than pursuant to the Purchase Agreement or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by Merrill Lynch or with respect to which Merrill Lynch has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to any of the foregoing (collectively, the "Lock-Up Securities") or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

                                    Very truly yours,

                                    By: MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                  INCORPORATED


                                    By:_______________________________________
                                        Authorized Signatory